Finder's Agreement

         This agreement ("Agreement"), effective January 1, 2000, executed September 20, 2000, is between a North Carolina corporation, ID Technologies Corporation ("the Company"), and Mark Kevin Seifert ("Finder").

                                    Recitals

         Whereas Finder represents that he will endeavor to introduce the Company to one or more Targets (as defined in section 2(b) below) who may be interested in engaging in a financing arrangement or a business combination with the Company which may include a loan, merger or purchase of some or all of the stock or assets of the Company; or a licensing agreement, joint venture, distribution agreement or product purchase arrangement involving the Company and a Target (singularly and in combination, a "Transaction"); and

         WHEREAS, the Company desires to engage the services of Finder to provide an introduction to such Targets in accordance with the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The Company engages Finder as one of the Company's non-exclusive finders, to find Targets interested in effecting a Transaction. Finder will endeavor to introduce the Company to such Targets.

2. (a) In order to coordinate the Company's and Finder's respective efforts during the period of engagement hereunder, Finder will from time to time notify the Company of potential Targets he is contacting. The Company will promptly inform Finder whether it is interested in being introduced to such potential Targets. If so, Finder will introduce representatives of the Company to representatives of such Targets.

         (b) For the purposes of this Agreement, "Targets" shall mean individuals or entities introduced to the Company by Finder.

3. In the event of a consummated Transaction, the Company shall pay to Finder a cash fee equal to 5% (five percent) of the consideration paid in such Transaction. "Consideration paid in such Transaction" for the purposes of this Agreement shall mean the value of: (a) all consideration paid to the Company and the stockholders of the Company in connection with a Transaction, including cash, securities or other consideration exchanged or paid at closing; assumption of debt; and any deferred payments including without limitation notes, contingent payments, license fees or royalty payments; and (b) the aggregate amount of any loan made

FINDER'S AGREEMENT
ID Technologies Corporation & Mark K. Seifert
Effective January 1, 2000
Page 2 of 4


         by the Target to the Company, investment in the Company by the Target, or by the Company and the Target in a joint venture. Payment of the applicable fee set forth above will be made at the closing of the related Transaction. The fee shall be payable in cash and any consideration other than cash which is paid in the consummated Transaction shall be valued at its fair market value.

         In the event that a Transaction or other business arrangement between the Company and a Target includes: a) licensing of the Company's intellectual property or technology and agreement by the Target to make future royalty payments which are variable in amount depending on sales, or, b) purchase of the Company's products by a Target, the Company shall pay to Finder, promptly upon receipt of all such royalty or product purchase payments, a cash fee of 5% (five percent) of said payments.

         In the event that any fees due Finder are not paid when due, the Company shall also be liable for interest on the amount due at the annual rate of three percent over the prime rate, accruing on a daily basis from the date of closing, plus all of Finder's reasonable legal fees and expenses in connection with collection of said fees.

4. This Agreement shall remain in full force and effect, automatically renewed for successive 12-month periods, until terminated in writing by either party at least 30 days prior to the anniversary of the effective date. Provided, however, that the Finder shall be entitled to receive the full fee set forth in paragraph three (3) hereof in the event discussions are held with a Target during the term of this Agreement and a Transaction or other business arrangement is consummated with such Target within two years from the termination of this Agreement.

5. The Company shall not be liable for any retainers, costs, expenses or other charges incurred by Finder or third parties at the request of Finder unless the Company has authorized such costs or expenses. Such authorized costs shall be paid upon invoicing.

6. (a) Finder is an independent contractor and advisor and is not an employee or agent of the Company and shall have no authority to bind the Company in any manner whatsoever.

         (b) The Company shall furnish Finder with such information believed by the Company to be complete and up-to-date, as Finder may request and believes appropriate to be disclosed concerning the business of the Company.

         (c) The Company acknowledges that Finder has not done any due diligence with respect to any Target and that Finder makes no representations whatsoever

FINDER'S AGREEMENT
ID Technologies Corporation & Mark K. Seifert
Effective January 1, 2000
Page 3 of 4
                  with respect to any Target (including without limitation its financial condition or its ability to perform any obligations to which it is or may become bound), and the Company expressly agrees that Finder shall have no liability whatsoever in connection with any Transaction it may enter into with at Target.

         (d) Because Finder will be acting on behalf of the Company, the Company agrees to the following indemnification provisions. If Finder becomes involved in any capacity in any action or legal proceeding in connection with any Transaction subject to this Agreement, the Company agrees to indemnify and hold harmless Finder for any and all losses, claims, damages, liabilities (including amounts paid in settlement approved in writing by the Company of any action, suit, arbitration, proceeding, demand or claim), joint or several, or actions or threatened actions based upon or arising out of any Transaction or Finder's services hereunder to which Finder may become subject under the securities laws or otherwise; provided, however, that the Company shall not be liable under the foregoing indemnity agreement i) in respect to any loss, claim, damage or liability to the extent that a court having jurisdiction shall have determined by a final judgment that such loss, claim, damage, or liability resulted from the willful misfeasance or gross negligence of Finder, or ii) unless Finder gives the Company prompt written notice of the claim or action and control of the defense thereto.

7. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

8. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements, whether written or oral, between the parties. No modification, extension or change in the Agreement shall be effective unless it is in writing and signed by both Finder and the Company.

9. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, there heirs, legal representatives, successors and assigns. This Agreement may not be assigned except upon the prior written consent of the other party to this Agreement.

10. Any notice hereunder shall be in writing and delivery thereof shall be complete if delivered in person, by facsimile, or mailed by overnight mail, or registered or certified mail, postage prepaid to the following addresses (unless changed by written notice).

FINDER'S AGREEMENT
ID Technologies Corporation & Mark K. Seifert
Effective January 1, 2000
Page 3 of 4


         Finder:           Mark K. Seifert
                           107 Saint Brides Court
                           Cary, NC 27511

         Company:          ID Technologies Corporation
                           NCSU Centennial Campus
                           920 Main Campus Drive, Ste. 400
                           Raleigh, NC 27606

         IN WITNESS WHEREOF, this Agreement has been executed this the 20th day of September 2000 by the parties hereto, effective as of the date first above written.


By:                                                      By:

            --------------------                              ------------------
         J. Phillips L. Johnston                              Mark K. Seifert
         President & CEO
         ID Technologies Corporation

                               PATENT & TRADEMARK
                              ASSIGNMENT AGREEMENT

         THIS AGREEMENT made and entered into this 8th day of November 2001 by and between ID Technologies Corporation, a North Carolina corporation whose principal address is NCSU Centennial Campus, 920 Main Campus Dri0ve, Suite 400, Raleigh, North Carolina 27606 (hereinafter referred to as "IDTEK"), and Mark Kevin Seifert, 107 Saint Brides Court, Cary, NC 27511 (hereinafter referred to as "SEIFERT").

                               W I T N E S S E T H

         WHEREAS, IDTEK has expended considerable effort and funds developing fingerprint identification technologies, and has applied for patent protection therefor, and

         WHEREAS, SEIFERT has since October 2000 served as IDTEK's Secretary, advised its Board of Directors, developed familiarity with IDTEK's technologies, and has invented additional related technologies, and

         WHEREAS, IDTEK and SEIFERT are interested in applying for patent protection for SEIFERT's additional related technologies, and

         WHEREAS, IDTEK is interested in licensing, developing, producing and selling products and/or rights in such fingerprint identification technologies; and

         WHEREAS, SEIFERT is willing to assign any rights in SEIFERT's additional related technologies to IDTEK under the conditions hereinafter set forth;

         WHEREAS, the parties are desirous of recording their agreement concerning such an assignment of intellectual property in SEIFERT's related technologies and IDTEK's development and marketing thereof.

         NOW, THEREFORE, for good and valuable consideration, the receipt sufficiency of which is hereby acknowledged, it is agreed as follows:

                             ARTICLE 1 - DEFINITIONS

         Terms in this Agreement (other than names of parties and Article headings) which are set forth in upper case letters have the meanings established in the succeeding paragraphs of this Article 1.

         A. "BIOMETRIC AUTHENTICATION TECHNOLOGY" means the technology relating to self-authenticating card/panel systems that provides for the biometric identification of individuals/users independently and by positive match of fingerprint characteristics encrypted and stored onboard the self-authenticating card/panel systems with the issuer's database containing the fingerprint characteristics of each person registered by whatever means, providing the appropriate account information, authorizing and recording the transaction, updating status, applying and confirming appropriate charges for database searches and account updates, and alerting the issuer to any duplicate fingerprint characteristics found in the database.

         B. "SEIFERT TRADEMARK" means any improvements made by SEIFERT or a third party to SEIFERT TECHNOLOGY, including the patent, trade secret and other proprietary rights associated therewith that SEIFERT owns, or in which SEIFERT has an interest.

         C. "SEIFERT TECHNOLOGY" means all patents, copyright, trade secret and other proprietary rights associated with BIOMETRIC AUTHENTICATION TECHNOLOGY that SEIFERT owns, including, without limitation, the SEIFERT PATENTS.

         D. "IDTEK IMPROVEMENTS" means any improvements made by IDTEK or a third party on behalf of IDTEK to SEIFERT TECHNOLOGY, including the patent, trade secret and other proprietary rights associated therewith that IDTEK owns, or in which IDTEK has an interest.

         E. "SEIFERT TRADEMARK" means any trademark, tradename, or trade dress associated with SEIFERT TECHNOLOGY or SEIFERT TRADEMARK.

         F. "NET RECEIPTS" of a UNIT means the total of the gross amount billed or invoiced, and received, on the first sale or other disposition of a UNIT by IDTEK to a third party less:

         1.       trade, quantity or cash discounts and rebates actually given;

         2. rebates, refunds and credits taken by reason of rejection or return of such UNIT or retroactive reductions in the price of such UNIT;

         3. actual freight and insurance costs of transporting such UNIT to a third party if separately stated on a bill or invoice and paid by the third party;

         4. sales, value-added, excise and other direct taxes, customs duties and other government charges incurred and paid if separately stated on a bill or invoice and paid by the third party.

The "gross amount billed or invoiced" for calculating NET RECEIPTS of any UNIT means:

                  (a) if a UNIT is sold by IDTEK to a third party other than a SPECIAL PARTY, IDTEK's actual billing or invoice amount for such UNIT;

                  (b) if a UNIT is sold by IDTEK's licensee to a third party, the greater of IDTEK's actual billing or invoice amount or the licensee's actual billing or invoice amount for such UNIT;

                  (c) if a UNIT is sold to a SPECIAL PARTY for subsequent resale by or for such SPECIAL PARTY, the greater of IDTEK's actual billing or invoice amount or the SPECIAL PARTY's actual billing or invoice amount for such UNIT; or

                  (d) if the UNIT is sold to a SPECIAL PARTY for use by such SPECIAL PARTY, the billing or invoice amount that would have resulted from a hypothetical arm's-length sale by IDTEK to a third party if such third party were not a SPECIAL PARTY.

         G. "LICENSE, ROYALTY AND INCREMENTAL RECEIPTS" means the total of the gross amount billed or invoiced by IDTEK in consideration for any license of the SEIFERT TECHNOLOGY, in royalty under such a license or sublicense on first sale or other disposition of a UNIT, or any other incremental payment or value IDTEK receives from any third party related to the disposition or use of a UNIT or to any other aspect of the SEIFERT TECHNOLOGY.

         H. "SEIFERT PATENTS" means (i) any patents and patent applications now or hereafter owned by SEIFERT, or in which SEIFERT has any interest claiming SEIFERT TECHNOLOGY, (ii) any patents and patent applications now or hereafter owned by SEIFERT, or in which SEIFERT has any interest, claiming SEIFERT TRADEMARK, and (iii) any reissues, renewals, extensions, divisionals, continuations, continuations-in-part and foreign counterparts of the foregoing and any Patent Cooperation Treaty international applications claiming the priority of the foregoing.

         I. "SPECIAL PARTY" means (i) any corporation, company, or other entity in which IDTEK owns or controls at least fifty percent (50%) of the stock entitled to vote in election of members of the Board of Directors, or (ii) any corporation, company, or other entity which owns or controls at least fifty percent (50%) of IDTEK's voting stock.

         J. "UNIT" means a commercial product that embodies any SEIFERT TECHNOLOGY.

                             ARTICLE 2 - ASSIGNMENT

         SEIFERT hereby assigns to IDTEK his rights in the SEIFERT TECHNOLOGY and any SEIFERT TRADEMARK thereof in accordance with the terms of this Agreement.

                       ARTICLE 3 - PAYMENTS AND STATEMENTS

         A. In consideration for SEIFERT entering in this Agreement, IDTEK agrees to pay SEIFERT in United States dollars, as follows:

                  1. RUNNING ROYALTIES. IDTEK shall pay to SEIFERT a royalty of three percent (3%) of NET RECEIPTS for each UNIT sold or otherwise distributed by IDTEK and ten percent (10%) of LICENSE, ROYALTY AND INCREMENTAL RECEIPTS.

                  2. PAYMENT SCHEDULE. For the calendar year in which the first sale of a UNIT occurs, such royalty shall be payable within thirty (30) days after the end of such year. Thereafter, such royalty shall be payable on a quarterly basis thirty (30) days after the end of each calendar quarter; provided however, that if such quarterly payments exceed $50,000 for two (2) successive quarters, payments shall be required monthly thereafter, and shall be due within thirty (30) days of the end of each month. IDTEK shall provide SEIFERT with reports certified by IDTEK's chief accounting officer detailing its calculations of NET RECEIPTS and LICENSE, ROYALTY AND INCREMENTAL RECEIPTS in a form and containing such information as SEIFERT may reasonably require accompanying the appropriate royalty payments as set forth in this Agreement.

         B. IDTEK's royalty payments to SEIFERT shall equal at least $150,000 for at least one year within the first five (5) years of the life of the patent. If that minimum royalty payment to SEIFERT of $150,000 for at least one year within the first five (5) years is not satisfied, then IDTEK's rights in SEIFERT TECHNOLOGY, SEIFERT TRADEMARK, and SEIFERT PATENT will revert to SEIFERT, provided IDTEK does not exercise its option under Article 3, clause C.

         C. If within the first five (5) years of the life of the patent IDTEK's royalty payments to SEIFERT do not equal at least $150,000 during at least one calendar year, then IDTEK, at its option, has the right to make direct payment to SEIFERT in order to meet the minimum royalty payment amount of $150,000 within thirty (30) days of the royalty period.

         D. If no royalties are payable, IDTEK's statements shall so state.

         E. IDTEK shall keep full and accurate books of account and records consistent with sound business and accounting principles and practices and in such form and detail as to enable a determination of the amounts payable by IDTEK to SEIFERT hereunder. IDTEK shall make available such books of account and records to SEIFERT upon SEIFERT's request for inspection by independent certified public accountants retained by SEIFERT during normal business hours and upon reasonable notice no more than once each calendar year for the purpose of verifying IDTEK's reports and payments under this Agreement. All cost associated with such inspection by SEIFERT shall be borne by SEIFERT. Books of account and records shall be kept for at least three (3) years following the end of the calendar year to which they pertain. IDTEK shall make prompt adjustments to reflect the results of such audits and, when the audit results reveal that IDTEK has understated and underpaid the royalties or other payments due SEIFERT by at least five percent (5%), IDTEK shall reimburse SEIFERT for the reasonable expenses of such audit along with the shortfall in payments and interest on such shortfall as set forth in Article 4.

                        ARTICLE 4 - LATE PAYMENT & TAXES

         A. If IDTEK fails to pay any royalty or other payment required under this Agreement on or before the date thirty (30) days after such royalty or other payment is due, IDTEK shall pay interest on such amount at the rate of one percent (1%) per month, which interest shall accrue from the date the payment is due until the date such payment is made in full.

         B. Any payments received by SEIFERT shall be applied first to the satisfaction of any unpaid, accrued interest and second to the satisfaction of any unpaid principal.

         C. If any law or regulation requires the withholding of any taxes levied on the transfer of any royalties or other payments payable under this Agreement, such taxes shall be deducted by IDTEK from the amount otherwise payable to SEIFERT and paid by IDTEK to the proper taxing authority. IDTEK shall secure proof of any such tax payment, and send such proof to SEIFERT as evidence of such payment together with such other documents as SEIFERT may reasonably require in order to secure a refund of or credit for the amount of such payment. Except for the foregoing, each Party shall be responsible for any taxes that are levied on it in connection with its obligations under this Agreement.

         D. No part of any amount owed SEIFERT hereunder may be reduced due to any counterclaim, set-off, adjustment, or other right that IDTEK may have against SEIFERT.

                       ARTICLE 5 - GENERAL PATENT MATTERS

         A. PROSECUTION AND MAINTENANCE OF PATENTS. IDTEK shall, at IDTEK's sole cost and expense, immediately prepare and file the application for the SEIFERT PATENT upon receipt of disclosure documents and all reasonably necessary information to be supplied by SEIFERT and shall diligently prosecute the application to final approval and thereafter, for so long as IDTEK remains the assignee, shall maintain and defend the patent from any and all claims lodged against it or in any venue and against any infringement

         B. NOTICE OF INFRINGEMENT. Each party shall act in good faith to inform the other party of any infringement of which it becomes aware by any third party of any of the SEIFERT TECHNOLOGY and, for so long as it remains an assignee, IDTEK shall take all appropriate steps to prevent such infringement.

         C.       ENFORCEMENT AND DEFENSE BY IDTEK

                  1. IDTEK shall at its sole cost and expense enforce any of the SEIFERT TECHNOLOGY or SEIFERT PATENTS against infringement by a third party.

                  2. If a third party commences an action challenging any of the SEIFERT TECHNOLOGY or SEIFERT PATENTS, IDTEK shall at its sole cost and expense defend the SEIFERT TECHNOLOGY or SEIFERT PATENTS against such challenge.

                  3. SEIFERT shall reasonably cooperate with IDTEK in the settlement or defense of any suit or dispute involving infringement or asserted infringement by a third party of any of the SEIFERT TECHNOLOGY or by IDTEK of a third party's patent or other proprietary rights, and SEIFERT shall supply all assistance reasonably requested by IDTEK in connection with such suit or dispute, including by making available to IDTEK all relevant personnel, records, information, samples, seeds, specimens and the like.

                  4. IDTEK shall be entitled to keep any amounts awarded in connection with any enforcement action commenced and maintained by IDTEK, except that

                  SEIFERT shall be entitled to receive royalties pursuant to
                  Article 3 on all royalty amounts awarded to IDTEK. Such royalties shall be determined by deducting from the amounts awarded to IDTEK all reasonable out-of-pocket and internal costs and expenses (including attorneys' fees) incurred by IDTEK in connection with such enforcement action, with the balance being treated as NET RECEIPTS of UNITs or LICENSE, ROYALTY AND INCREMENTAL RECEIPTS, as appropriate, for purposes of calculating the royalties payable to SEIFERT.

         D. INFRINGEMENT OF THIRD PARTY RIGHTS. SEIFERT shall promptly notify IDTEK in writing of any known infringement, or claim of infringement, by IDTEK of any third party's patent or other proprietary rights.

         E. RECORDATION. IDTEK may record a copy of this Agreement in any country that permits or requires such recordation.

            ARTICLE 6 - TECHNICAL ASSISTANCE TO BE PROVIDED TO IDTEK

         SEIFERT shall assist IDTEK'S efforts by making available to IDTEK technical consultation as deemed reasonable and necessary by both parties and at fees mutually agreed to by the parties.

                            ARTICLE 7 - BEST EFFORTS

         IDTEK shall use its best efforts to develop, seek out, establish and fill the demand for licensing, developing, producing, and/or selling products that will generate revenues for IDTEK and corresponding royalties for SEIFERT.

                          ARTICLE 8 - USE OF TRADEMARKS

         A. IDTEK shall develop at its expense all signs, labels, packaging material, advertising, or the like bearing any SEIFERT Trademark necessary for IDTEK'S commercial operations.

         B. IDTEK is entitled to the use of all graphics, artwork, logos, etc. developed by SEIFERT in connection with the SEIFERT TECHNOLOGY or SEIFERT TRADEMARK.

                        ARTICLE 9 - IMPROVEMENTS

         A. Any improvements made or acquired by SEIFERT related to BIOMETRIC AUTHENTICATION TECHNOLOGY shall be included hereunder as part of the SEIFERT TECHNOLOGY and SEIFERT TRADEMARK and are assignable to IDTEK, including the right and license to manufacture, use and sell such improvements without the payment of any royalty in addition to that required by Article 3 of this Agreement.

         B. Any improvements made or acquired solely by IDTEK shall remain the property of IDTEK.

         C. From time to time, there may be specific improvements by SEIFERT for which IDTEK wishes SEIFERT to have additional patent applications prepared and filed. SEIFERT agrees to sign all papers and drawings, take all rightful oaths, and do all acts necessary or required to be done for the procurement of valid Letters Patent for such inventions, or for the reissue of the same without charge to IDTEK. However, the preparation of suitable patent applications on such improvements shall be at IDTEK's expense, except as otherwise provided for in this Agreement.


                    ARTICLE 10 - RELATIONSHIP OF THE PARTIES

         This Agreement establishes the relations of the parties as ASSIGNOR-ASSIGNEE.

                          ARTICLE 11 - CONFIDENTIALITY

         The confidentiality/non-disclosure agreement established between the parties on or about January 25, 2001 remains in full force and effect and is incorporated herein by reference in its entirety.
                    ARTICLE 12 - REPRESENTATIONS & WARRANTIES

         A. REPRESENTATIONS AND WARRANTIES OF SEIFERT. SEIFERT hereby represents and warrants to IDTEK that:

         1. SEIFERT has not granted any conflicting rights in the SEIFERT TECHNOLOGY, SEIFERT TRADEMARK, or the SEIFERT Trademark to third parties;

         2. This Agreement, when executed and delivered by SEIFERT in accordance with the provisions hereof, will be a legal, valid and binding obligation of SEIFERT, enforceable against SEIFERT in accordance with its terms;

         3. To SEIFERT's knowledge, IDTEK's practice of any of the SEIFERT TECHNOLOGY as contemplated in this Agreement will not infringe any patent or other proprietary rights of a third person.

         B. REPRESENTATIONS AND WARRANTIES OF IDTEK. IDTEK hereby represents and warrants to SEIFERT that:

         1. The execution, delivery and performance of this Agreement by IDTEK has been duly authorized by all necessary action on the part of IDTEK;

         2. This Agreement, when executed and delivered by IDTEK in accordance with the provisions hereof, will be a legal, valid and binding obligation of IDTEK, enforceable against IDTEK in accordance with its terms; and

         3. IDTEK's execution and performance of this Agreement shall not constitute a breach or default under any contract, instrument or agreement to which IDTEK is a party or by which IDTEK is bound.

                          ARTICLE 13 - PATENT VALIDITY

         SEIFERT shall not contest the validity of any U.S. patents coming within IDTEK's patent rights in court or in arbitration on any grounds which the U.S. Patent and Trademark Office would be likely to grant reexamination, without first requesting such reexamination and providing the Patent and Trademark Office an opportunity to consider the asserted grounds.

                            ARTICLE 14 - TERMINATION

         This Agreement may be terminated prior to the termination of the patent life on the occurrence of any of the following events:

         A. Any material breach by one party of the terms of this Agreement, provided the other party is the one seeking termination and the other party gives written notice thereof in accordance with Article 19 herein, which notice shall state the fault or breach on which that party relies. Termination shall become effective ninety (90) days following receipt of the notice by the party against whom termination is sought, if such breach is not rectified to the reasonable satisfaction of the aggrieved party within that time; or

         B. Default by IDTEK in payment of any amount due herein, provided SEIFERT is the party seeking termination and gives written notice thereof in accordance with Article 19 herein. The termination shall become effective thirty
(30) days following receipt of the notice, unless the amount due and unpaid is paid in full before the expiration of the 30-day period.

         C.       The mutual written consent of the parties.

         D. Upon the early termination of this Agreement as provided herein, all rights in and to the SEIFERT TECHNOLOGY, SEIFERT PATENTS, and SEIFERT TRADEMARK revert to SEIFERT and IDTEK hereby assigns all such rights in and to the SEIFERT TECHNOLOGY, SEIFERT PATENTS, and SEIFERT TRADEMARK to SEIFERT upon such termination.

                    ARTICLE 15 - EFFECT OF EARLY TERMINATION

         A. The termination of any right or assignment granted hereby shall not release either party from the obligation to pay the other party any accrued sums owed to the other party or from fulfilling any accrued obligation. Additionally, such termination shall be without prejudice to any right or remedy that either party may have against the other party.

         B. In no case, shall either party have any claims for repayment of any sum or sums that shall have been paid as provided under the terms of this Agreement.

         C. In the event of termination of this Agreement for any reason whatsoever, IDTEK shall cease to exploit in any manner the rights granted in this Agreement, whether by the further manufacture and sale of products or otherwise, except that IDTEK may, subject to payment of appropriate royalties, use or dispose of any products on hand or for which components have been purchased in the normal course of business prior to the date of termination of this Agreement;

also, any license(s) or sublicense(s) made by IDTEK or its licensee(s) will continue to be honored as legally binding and valid on SEIFERT.

                         ARTICLE 16 - FURTHER ASSIGNMENT

         This Agreement shall inure to the benefit of and be binding upon the parties, their successors and legal representatives, and shall be assignable as follows: IDTEK may without need for approval from SEIFERT license and/or assign its rights under this Agreement to any other individual or business entity.

                          ARTICLE 17 - CONTROLLING LAW

         This Agreement and all terms and conditions hereof and all questions arising hereunder shall be construed according to the laws of the State of North Carolina.

                            ARTICLE 18 - ARBITRATION

         Any claim or controversy arising out or relating to this Agreement, or the breach thereof, including any dispute relating to patent validity or infringement arising under this Agreement shall be solely and finally settled by arbitration in Raleigh, North Carolina in accordance with the Patent Arbitration Rules of the American Arbitration Association. Judgment on the award rendered by the Arbitrator may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be.

                            ARTICLE 19 - NOTIFICATION

         Any notice hereunder must be in writing and may be personally delivered, delivered by overnight courier, telexed or telefaxed or may be given by certified letter and shall be deemed to have been given when such certified letter, properly addressed, is mailed return receipt requested, and receipt acknowledged. If given otherwise than by certified letter, it shall be deemed to have been given when delivered, if contemporaneously documented. If such notice is to be given to SEIFERT, it shall be addressed to SEIFERT at the address given above; if given to IDTEK, it shall be addressed to IDTEK at its address given above. Either party hereto may at any time by thirty (30) days notice to the other designate any other address for itself in place of those above given.

                          ARTICLE 20- ENTIRE AGREEMENT

         This instrument contains the entire Agreement between SEIFERT and IDTEK and no modification hereof shall be binding on the parties unless it is in writing and signed by a duly authorized officer of the parties to be bound.

                             ARTICLE 21 - INVALIDITY

         If a court of competent jurisdiction shall declare any provision of this Agreement invalid, such determination shall not affect the remaining provisions of this Agreement.

                         ARTICLE 22 - FURTHER DOCUMENTS

         Each of the parties hereto agree to execute and deliver all such documents and to do any and all acts, matters and things as may be necessary or proper in order to carry out the intent and purposes of this Agreement.

                             ARTICLE 23 - BANKRUPTCY

         Each party must inform the other party of any intentions on its part to file a voluntary petition of bankruptcy or another intention to file an involuntary petition of bankruptcy to be received at least thirty (30) days prior to filing such a petition. A party's filing without conforming to this requirement, and IDTEK's notice of such intentions, shall each be deemed to be a material, pre-petition incurable breach which shall automatically terminate this Agreement as of the date of such failure to inform or of such notice.

                               ARTICLE 24 - WAIVER

         Failure of the parties to enforce at any time any of the provisions of this Agreement shall in no way be considered a waiver of such provisions or of any provisions or any other provisions or in any way affect the validity of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have affixed their names and seals, by the executive officers thereto duly authorized, effective as of the day and year first above written.



                                                By: ________________________
                                                      Mark Kevin Seifert
ATTEST:

-------------------


FOR IDTEK:
                                                By: ________________________
                                                      J. Phillips L. Johnston
                                                      President & CEO

ATTEST:

-------------------

                                 Mark K. Seifert
                                 ATTORNEY AT LAW


107 SAINT BRIDES COURT                              TELEPHONE:  (919) 362-4452
CARY, NORTH CAROLINA  27511                                markkseifert@cs.com

                                January 16, 2002

Mr. J. Phillips L. Johnston
President & CEO
ID Technologies Corporation
920 Main Campus Drive, Suite 400
Raleigh, North Carolina 27606

Dear Phil:

For the time being, I propose to continue working for ID Technologies Corporation (IDTEK) during 2002 under terms similar to our 2001 arrangement. Until we raise money, I am prepared to accept payment for services rendered this year on a monthly basis in the form of an acknowledgement of indebtedness convertible at my option to payment in the common voting stock of IDTEK in lieu of cash. Either party can terminate this agreement upon 90 days' written notice.

Under the proposed arrangement, IDTEK would pay me at a rate $70 per hour multiplied by 15 hours per week. With each month containing 4.33 weeks, the monthly rate would be $4,546. The shares would be valued at the average closing price of the stock during the first week of each calendar quarter, but never at a rate less than $0.26 per share. Calculated at $0.26 per share, the Company would issue 3.846153846153846153846153846153 shares to the dollar, amounting to 17,484 shares per month, if I request payment in that form.

Thank you for giving me the opportunity to serve IDTEK. I look forward to a great 2002!

                                   Sincerely,